CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
  OF
          Federal Security Protection Services Inc.

FIRST: That a meeting of the Board of Directors of Federal Security Protection Services Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED: that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "FIRST" so that, as amended, said Article shall be and read as follows: The name of this corporation is: Platina Energy Group Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 228 of the General Corporation
Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said corporation.

         IN WITNESS WHEREOF, said Federal Security Protection Services Inc. has caused this Certificate to be signed by its President on this 13th day of June, 2005.

				 Federal Security Protection Services Inc.

By:/ s/  Blair Merriam
______________________________
     President


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